EXHIBIT 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective as of the 8th day of May, 2015, by and between Masonite International Corporation, a British Columbia corporation, with a place of business at 201 N. Franklin Street, Suite 300, Tampa, Florida 33602 (hereinafter referred to as the “Company”) and Glenwood E. Coulter, Jr., with a mailing address at 1209 E. Cumberland Avenue, Unit 1703, Tampa, Florida 33602 (hereinafter referred to as "Consultant").

RECITALS

A.Consultant and the Company are parties to the Amended and Restated Employment Agreement, dated as of November 1, 2012, as amended on October 28, 2013 (the “Employment Agreement”), pursuant to which Consultant is employed by the Company;

B.Consultant and the Company desire to specify the terms of Consultant’s termination of employment with the Company and provide for the termination of the Employment Agreement in connection with Consultant and the Company entering into this Agreement;

C.Consultant has expertise and knowledge in the area of the door manufacturing business (the “Specialty Area”) and is willing to provide consulting services in the Specialty Area;

D.The Company desires that Consultant provide the Company with consulting services in the Specialty Area pursuant to this Agreement; and

E.In connection herewith, the Company and Consultant have agreed to amend the terms of certain restricted stock units and performance restricted stock units held by Consultant to provide for, among other things, certain vesting based on continued service hereunder, pursuant to that certain Omnibus Amendment to Masonite International Corporation Restricted Stock Unit Agreements and Performance Restricted Stock Unit Agreement, dated as of May 8, 2015 (the “Equity Awards Amendment”).

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions hereinafter set forth, the parties hereto mutually agree as follows.

1.	Termination of Employment and Employment Agreement.

The parties hereby acknowledge and agree that Consultant’s employment with the Company and its affiliates (collectively, the “Company Group”) shall terminate effective as of May 8, 2015 (the “Effective Date”). The parties further acknowledge and agree that such termination of Consultant’s employment shall not be deemed a termination either by the Company without “Cause” or by Consultant for “Good Reason” for purposes of, and as defined in, the Employment Agreement. As of the Effective Date, the Employment Agreement shall, except with respect to the provisions thereof that survive the termination of Consultant’s employment with the Company, automatically terminate and be of no further force and effect, and neither the Company nor Consultant shall have any further obligations thereunder.

2.	Engagement as Consultant

The Company agrees to engage Consultant to provide, and Consultant agrees to provide, consulting services on the terms and conditions set forth herein.

3.	Services

3.1    Consultant agrees to provide consulting services as requested by the Company from time to time (the “Services”) in the Specialty Area. Consultant shall perform the Services as directed by the President/CEO of the Company or his designee. With reasonable notice, Consultant agrees to make himself available to perform the Services for up to twenty (20) hours per month for the duration of this Agreement.

3.2    In agreeing to perform work hereunder, Consultant represents, warrants and covenants that (a) Consultant has the capability, experience, and means necessary to perform the Services; (b) Consultant will perform the Services at such times and locations reasonably requested by the Company and in accordance with the Company’s priorities and instructions; (c) Consultant will perform the Services in a workmanlike manner with reasonable skill and care ordinarily exercised by members of the profession practicing under similar conditions and in accordance with accepted industry practices and professional guidelines; (d) Consultant will perform the Services in accordance with all applicable federal, state and local laws, rules, regulations, code, ordinances, and orders and all relevant and applicable foreign legislation (including but not limited to directives, statutes, laws, regulations and codes of practice); (e) Consultant has in effect and will maintain in effect all permits, licenses and other authorizations necessary to perform the Services; (f) Consultant will not, in performing the Services, disclose, violate, infringe or misappropriate any trade secrets, proprietary information, trademark, copyright, or patent rights of third-parties; (g) Consultant will abide by all safety and other instructions provided by the Company’s employees and representatives; and (h) neither this Agreement nor the Services performed by Consultant hereunder will violate any policy, rule or regulation of, or any written agreement, Consultant has with any other employer, former employer or any other third party.

3.3    Consultant recognizes that the Company may utilize the consulting services of third parties. Nothing contained in this Agreement requires the Company to solely utilize Consultant to provide consulting services in the Specialty Area.

4.	Term; Termination

4.1    The term of this Agreement will commence on May 8, 2015 and shall terminate on the earlier of (i) fifteen (15) days after written notice of termination from either party; or (ii) May 8, 2016. Subject to the foregoing, this Agreement may be terminated by either party with or without cause and for any reason.

5.	Compensation and Expense Reimbursement

5.1    In consideration of the consulting services provided by Consultant pursuant to this Agreement, the Company has agreed to amend the terms of certain restricted stock units and performance restricted stock units held by Consultant to provide for, among other things, certain vesting based on continued service hereunder, pursuant to the Equity Awards Amendment.

5.2    During the term of this Agreement, the Company agrees to reimburse Consultant for reasonable travel expenses incurred at the Company’s request in connection with the performance of the Services, provided, that such expenses are pre-approved by the Company and billed by Consultant as incurred.

6.	Confidentiality

6.1    Consultant understands and agrees that in the course of providing the Services hereunder, Consultant may receive or otherwise learn certain items of business, technical, financial or other information owned by or otherwise in the possession of the Company Group ("Confidential Information"). Confidential Information may include, by way of example but without limitation, products, specifications, formulae, equipment, business strategies, customer lists, know-how, drawings, pricing information, inventions, ideas, and their potential uses. Consultant agrees to take and maintain proper and appropriate steps to protect Confidential Information. Consultant agrees to disclose Confidential Information only to employees or agents of Consultant who are directly involved with the Services contemplated by this Agreement, and even then only to such extent as is necessary and essential to perform the Services. Consultant agrees to inform such employees and agents of the confidential nature of the information disclosed hereunder and to cause all such employees and agents to abide by the terms of this Agreement. Consultant agrees not to disclose Confidential Information to any unauthorized party without prior express written consent of the Company or unless required by law or court order. If Consultant is required by law or court order to disclose Confidential Information, Consultant agrees to provide the Company prompt written notice of such requirement so that an appropriate protective order or other relief may be sought. Nothing in this Agreement shall prohibit or impede Consultant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Consultant does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance is Consultant authorized to disclose any information covered by the Company Group’s attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s General Counsel.

6.2    Consultant agrees to use Confidential Information only in connection with the Services contemplated by this Agreement. Consultant agrees to make no other use of Confidential Information, it being recognized that the Company Group has reserved all rights to Confidential Information not expressly granted herein. All documents containing Confidential Information shall remain the property of the Company Group. Upon the request of the Company, Consultant agrees to destroy any documents prepared by Consultant using Confidential Information or derived therefrom and Consultant agrees to provide confirmation of such destruction in writing. Consultant may, however, keep one copy of any such document in the files of its legal department or outside counsel for record purposes only.

6.3    The obligations of confidentiality and non-use set forth in this Section will not apply to any information which:
(a)is in the public domain prior to disclosure by the Company Group to Consultant; or
(b)becomes part of the public domain, by publication or otherwise, through no unauthorized act or omission on the part of Consultant.

If Confidential Information is supplied to Consultant by a third party having a legal right to disclose it then: (a) Consultant will have the right to use that portion of Confidential Information so disclosed in connection with work done for that third party; and (b) such disclosure by that third party, if made in confidence, will not place that portion of Confidential Information in the public domain, and will not relieve Consultant of Consultant’s obligation under this Agreement. It will be Consultant’s burden to prove, by clear and convincing evidence, any of the exceptions above.

6.4    The obligations imposed by this Section, including but not limited to non-disclosure and non-use, however, shall endure so long as Confidential Information does not become part of the public domain.

7.	Status of Consultant; Taxes

7.1    Consultant shall not be an employee of the Company or any other member of the Company Group and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company or any other member of the Company Group. Consultant shall have no authority to act as an agent of the Company or any other member of the Company Group, except on authority specifically so delegated, and he shall not represent to the contrary to any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever. Consultant shall only consult, render advice and perform such tasks as Consultant determines are necessary to achieve the results specified by the Company. Consultant shall not direct the work of any employee of the Company Group, or make any management decisions, or undertake to commit the Company or any other member of the Company Group to any course of action in relation to third persons. Although the Company or any other member of the Company Group may specify the results to be achieved by Consultant with respect to the Services hereunder and may control and direct him in that regard, the Company or any member of the Company Group, as applicable, shall not control or direct Consultant as to the details or means by which such results are accomplished.

7.2    To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the payment of any federal, state or local income or self-employment taxes imposed on such fees.

8.	Inventions, Patents, Copyright, and Technology/Results of Services

8.1    Consultant agrees to promptly and fully disclose to the Company Group any and all inventions and works of authorship (including improvements, discoveries, ideas, technologies, know-how, work product, concepts, materials, disclosures, documentation), or any other intellectual property rights conceived, developed, originated, fixed, or reduced to practice by Consultant in connection with, or as a result of, the Services performed for the Company Group hereunder (hereinafter collectively referred to as "Intellectual Property"). Consultant agrees to treat all such Intellectual Property as if it were Confidential Information.

8.2    Consultant agrees to assign, and hereby assigns, to the Company Group and its successors and assigns, without further consideration, the entire right, title, and interest, or such lesser interest as the Company Group may in any particular case choose to accept, in and to each and all of the Intellectual Property, whether or not patentable or copyrightable. Consultant further agrees to execute all papers necessary to permit the Company Group to secure and enforce rights related to all Intellectual Property including but not limited to applications for patents and/or copyrights and domestic or foreign assignments. If Consultant's testimony is required in any proceeding affecting Intellectual Property, whether before or after termination of this Agreement, Consultant agrees to provide such testimony and the Company agrees to reimburse Consultant, for his/her time, reasonable fees and expenses in accordance with Section 4 hereof.

8.3    Nothing in this Agreement shall be construed as granting a license or other right to Consultant, by implication or otherwise, with respect to or under any patent, patent application, Confidential Information, or other proprietary right of Company.

8.4    Consultant agrees that (i) the Company Group will own all right, title and interest in and to the results of the Services performed by Consultant hereunder, (ii) Consultant has no right title or interest to such results and (iii) Consultant will not claim any right, title or interest thereto. Such results will be considered “Confidential Information” of the Company Group for purposes of this Agreement.

9.	Liability for Breach; Indemnification; Remedies

9.1    Consultant agrees to indemnify and hold harmless the Company Group, its directors, officers, employees, agents and representatives from and against any and all claims, damages, liabilities, fines, penalties, costs and expenses (including reasonable attorneys' fees) to which the Company Group may be subjected as a result of Consultant's: (i) breach of this Agreement; or (ii) performance hereunder in a manner that is negligent, grossly negligent, reckless, or willfully improper.

9.2    Consultant recognizes that Company Group will be irreparably harmed by a violation of Consultant’s confidentiality, non-use or other obligations hereunder. Therefore, in addition to any other available remedies, the Company Group is entitled to an injunction or other decree of specific performance with respect to any violation thereof by Consultant.

10.	Assignment

This Agreement will be binding upon and inure to the benefit of the Company Group, its successors, and assigns, and may be assigned by the Company Group to any successor in interest of the Company. This Agreement is personal to Consultant and not assignable by Consultant.

11.	Non-Transferability

Consultant will not have any right to anticipate, encumber, or dispose of any payment or other rights hereunder, which payments and rights are non-assignable and non-transferable.

12.	Governing Law and Language and Jurisdiction

This Agreement is to be construed, performed, and enforced in accordance with the laws of the State of Florida, United States of America, disregarding its conflicts of law rules. Consultant expressly agrees and irrevocably submits to the non-exclusive jurisdiction of the state and federal courts of Florida over any such claim, suit, action, or proceeding.

13.	Notice

All notices to be provided hereunder must be in writing and delivered by courier, overnight deliver, confirmed facsimile or mailed by registered or certified mail, return-receipt requested, to the parties at the following addresses:

If to Company:    Masonite International Corporation
201 North Franklin Street, Suite 300
Tampa, FL 33602
Attn: Legal Department
Fax: (813) 498-6050

If to Consultant:    Glenwood E. Coulter, Jr.
1209 E. Cumberland Avenue
    Unit 1703
Tampa, Florida 33602

or such other address as either party may hereafter designate in writing by notice to the other party. Notice served by mail will be deemed received three (3) days after the date in which notice is deposited in the United States mail.

14.	Severability

All provisions contained herein are severable, and in the event any of them is held to be invalid or unenforceable by any competent court or arbitrator, this Agreement is to be interpreted as if such invalid or unenforceable provision were not contained herein.

15.	Waiver

The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement, is not to be construed as a waiver of future performance of any such term, covenant, or condition, but the obligations of either party with respect thereto will continue in full force and effect. No waiver will be effective unless in writing and signed by the waiving party. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other rights or remedies. A waiver on any one occasion shall not be construed as a bar to or a waiver of any right or remedy on any future occasion.

16.	Survivability

The covenants and promises herein contained in Sections 6, 8, 9, 12, 13 15 will survive the expiration or earlier termination of this Agreement.

17.	Entire Agreement

This Agreement supersedes all previous understandings between Consultant and the Company with respect to the subject matter hereof, and contains the entire agreement between the parties with respect to the subject matter hereof, and may not be amended, modified, or supplemented except in writing signed by both parties, which specifically refers to this Agreement. Notwithstanding the foregoing, this Agreement does not supersede any agreement or undertaking by Consultant that arose out of his prior employment by the Company which by its terms expressly survives the termination of consultant’s employment with Company.

{Signatures on following page}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MASONITE INTERNATIONAL                CONSULTANT
CORPORATION

By:     __________________________        By:     __________________________

Name:     __________________________        Name:     __________________________

Title:    __________________________